Exhibit 99.1

MAXIMUS Reports Second Quarter Results for Fiscal 2015

RESTON, Va.--(BUSINESS WIRE)--May 7, 2015--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its second quarter ended March 31, 2015.

Highlights for the second quarter of fiscal 2015 include:

●	Revenue growth of 10% to $481.8 million, driven by organic growth in the Health Services Segment

●	GAAP diluted earnings per share of $0.58 and adjusted diluted earnings per share of $0.60

●	Cash and cash equivalents that totaled $114.5 million at March 31, 2015

●	A successful rebid and increased market share for the Company’s Australian workforce services operations under the new jobactive and Work for the Dole programs, which begins on July 1, 2015

●	Signed year-to-date contract awards of $1.584 billion; new contracts pending of $1.048 billion, which includes the rebid win in Australia; and a robust sales pipeline of $2.6 billion at March 31, 2015

●	An amendment to the Company’s credit facility, which now provides for a revolving line of credit up to $400 million and an uncommitted $200 million increase option

●	Subsequent to quarter close, the completion of the acquisition of Acentia, a U.S. federal services company

For the second quarter of fiscal 2015, revenue increased 10% (12% on a constant currency basis) to $481.8 million, compared to $439.0 million reported for the same period last year. The increase in revenue was driven by organic growth from new work and the expansion of existing contracts, primarily in the Health Services Segment. Both revenue and earnings were better than expected in the second quarter of fiscal 2015 due to contract amendments that were larger than previously anticipated in the Health Services Segment.

Fiscal 2015 second quarter net income attributable to MAXIMUS totaled $38.8 million, or $0.58 per diluted share, and included approximately $0.02 per diluted share of acquisition-related expenses. Excluding these acquisition-related expenses, adjusted diluted earnings per share were $0.60 compared to $0.59 per diluted share for the same period last year.

“MAXIMUS has experienced many recent positive developments as we continue to grow the business and execute on our existing portfolio. On March 1, 2015, we successfully launched the new U.K. Health Assessment Advisory Service. Subsequent to quarter end, we signed a five-year, $940 million contract to continue to operate under the Australian jobactive program. This important rebid win includes an increase in market share from 12.5% to 15% and confirms our demonstrated success in achieving rigorous performance metrics and delivering the outcomes that matter to our government clients,” commented Richard A. Montoni, MAXIMUS Chief Executive Officer.

Montoni continued, “We are also keenly focused on strategic cash deployment and the creation of future growth platforms. In April, we completed the acquisition of Acentia and purchased a 70% interest in Remploy with the remaining 30% held by its employees. We believe these events will further support our growth objectives for our federal business in the U.S. and our human services business in the U.K. Our solid second quarter results reinforce our ability to meet our existing operational and financial goals, while laying the groundwork for ongoing, long-term growth.”

Health Services Segment
Health Services Segment revenue for the second quarter of fiscal 2015 increased 14% to $370.4 million, driven by organic growth from new work and the expansion of existing contracts. This compares to $323.6 million for the same period last year. The Segment’s second quarter 2015 results were ahead of the Company’s expectations due to certain contract amendments that were larger than previously anticipated.

Health Services Segment operating income for the second quarter totaled $51.1 million (13.8% operating margin) compared to operating income of $49.7 million (15.4% operating margin) reported last year. Operating margins were lower in the second quarter of fiscal 2015 compared to last year due to the expected lower volumes in the Company’s Medicare appeals business and certain new contracts in the start-up phase.

Human Services Segment
Human Services Segment revenue for the second quarter of fiscal 2015 totaled $111.4 million, compared to $115.4 million for the same period last year. The Segment continued to be impacted by unfavorable currency exchange rates, and on a constant currency basis, revenue would have increased 4%.

Human Services Segment operating income for the second quarter totaled $13.9 million (12.5% operating margin) compared to $17.3 million (15.0% operating margin) for the same period last year. The second quarter of fiscal 2014 benefitted from the finalization of a contract in Saudi Arabia and a couple of short-term consulting engagements in the United States that were highly accretive.

Sales and Pipeline
The Company posted record sales at March 31, 2015 with year-to-date signed contract awards totaling $1.584 billion. At March 31, 2015, new contracts pending (awarded but unsigned) totaled $1.048 billion, which includes the jobactive rebid contract in Australia.

Sales pipeline at March 31, 2015 was $2.6 billion (consisting of $528 million in proposals pending, $662 million in proposals in preparation, and $1.5 billion in opportunities tracking) and 18% higher than the sales pipeline of $2.2 billion reported at March 31, 2014. As expected, sales pipeline was lower on a sequential basis due to sales opportunities converting into new awards during the second quarter of fiscal 2015.

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2015 totaled $114.5 million, of which approximately 33% were held outside the United States. For the second quarter of fiscal 2015, cash provided by operating activities totaled $5.5 million, with negative free cash flow of $27.9 million. In the second quarter of fiscal 2015, the Company increased its capital investments for infrastructure modernization in support of its ongoing growth in the United States and the United Kingdom. At March 31, 2015, Days Sales Outstanding (DSOs) were 70 days and within the Company’s stated range of 65 to 80 days. As expected, both the increase in DSOs and deferred revenue were due, in part, to new contracts in the United Kingdom. The Company expects that DSOs will return to lower levels by the end of fiscal 2015.

On February 27, 2015, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On April 7, 2015, the Company announced a $0.045 per share cash dividend, payable on May 29, 2015 to shareholders of record on May 15, 2015.

On March 9, 2015, MAXIMUS expanded its credit facility for a revolving line of credit up to $400 million and an uncommitted $200 million increase option. The facility is available for general corporate purposes and certain permitted acquisitions.

Subsequent to quarter close, the Company completed the acquisition of Acentia, which was an all-cash transaction and funded by cash on hand and $225 million borrowed under the expanded credit facility.

Outlook
MAXIMUS is increasing its forecasted fiscal year 2015 revenue range to $2.05 billion to $2.08 billion as a result of the acquisitions of Acentia and Remploy. The Company now expects fiscal year 2015 GAAP diluted earnings per share to range between $2.33 and $2.40, but with a bias towards the upper end of the range.

For the full fiscal year, the Company is forecasting that, on a combined basis, Acentia and Remploy will contribute between $0.07 and $0.09 of diluted earnings per share for the second half of fiscal 2015. As expected, this will be offset by the new jobactive program in Australia, with expected start-up losses in the fourth quarter of fiscal 2015, which the Company estimates will be $0.06 to $0.09 of diluted earnings per share.

The Company is also establishing preliminary guidance for fiscal 2016. MAXIMUS is forecasting revenue in the range of $2.4 billion to $2.5 billion for fiscal 2016 and estimates that GAAP diluted earnings per share will range from $2.85 to $3.05. The preliminary guidance considers the acquisitions of Acentia and Remploy, the rebid win in Australia and the expected growth from new and existing contracts that were in start-up in fiscal 2015. There are a number of variables that can impact this preliminary guidance, including changes in volumes, outcomes on performance-based contracts, fluctuations in currency and legislative changes.

Montoni concluded, “We are very pleased with our year-to-date performance, increased expectations for the full fiscal 2015 year and preliminary view on continued solid growth into fiscal year 2016. Our appreciation is again extended to the many hard-working employees around the globe, who now number approximately 16,000. We also want to extend a special welcome to our colleagues who are joining us from Remploy and Acentia.”

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 7, 2015, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 21, 2015. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13607890

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With approximately 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit www.maximus.com.

Non-GAAP Measures
This release refers to non-GAAP financial measures, including adjusted diluted earnings per share, free cash flow, constant currency and days sales outstanding.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effect of acquisition expenses.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2015 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2014. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of our receivable balances. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share data) (Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2015	2014	2015	2014
Revenue	$481,794	$439,015	$948,837	$845,607
Cost of revenue	357,449	318,343	705,225	619,019
Gross profit	124,345	120,672	243,612	226,588
Selling, general and administrative expenses	59,392	53,624	111,353	104,889
Amortization of intangible assets	1,432	1,468	2,907	2,823
Acquisition-related expenses	1,514	—	2,114	—
Legal and settlement expenses	—	600	—	600
Operating income	62,007	64,980	127,238	118,276
Interest and other income, net	219	476	1,120	808
Income before income taxes	62,226	65,456	128,358	119,084
Provision for income taxes	23,198	23,995	46,980	44,268
Net income	39,028	41,461	81,378	74,816
(Income)/loss attributable to non-controlling interests	(220)	(254)	(709)	250
Net income attributable to MAXIMUS	$38,808	$41,207	$80,669	$75,066

Basic earnings per share attributable to MAXIMUS	$0.59	$0.61	$1.22	$1.10

Diluted earnings per share attributable to MAXIMUS	$0.58	$0.59	$1.20	$1.08

Dividends paid per share	$0.045	$0.045	$0.09	$0.09

Weighted average shares outstanding:
Basic	65,862	67,884	65,899	68,143
Diluted	66,987	69,307	66,947	69,538

MAXIMUS, Inc. CONSOLIDATED BALANCE SHEETS (Amounts in thousands)

	March 31, 2015	September 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,535	$158,112
Accounts receivable — billed and billable, net of reserves of $4,004 and $3,138	339,527	263,011
Accounts receivable — unbilled	28,845	26,556
Deferred income taxes	32,572	28,108
Prepaid expenses and other current assets	54,530	56,673
Total current assets	570,009	532,460

Property and equipment, net	103,234	80,246
Capitalized software, net	35,311	39,734
Goodwill	162,214	170,626
Intangible assets, net	34,031	39,239
Deferred contract costs, net	19,005	12,046
Deferred compensation plan assets	21,003	17,126
Other assets, net	10,154	9,519
Total assets	$954,961	$900,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$126,122	$103,181
Accrued compensation and benefits	67,765	94,137
Deferred revenue	55,096	55,878
Income taxes payable	16,887	4,693
Other liabilities	6,951	7,432
Total current liabilities	272,821	265,321
Deferred revenue, less current portion	50,682	32,257
Deferred income taxes	15,930	21,383
Deferred compensation plan liabilities, less current portion	20,973	18,768
Other liabilities	6,326	7,082
Total liabilities	366,732	344,811

Shareholders’ equity:
Common stock, no par value	438,373	429,857
Accumulated other comprehensive income/(loss)	(20,803	230
Retained earnings	169,802	125,875
Total MAXIMUS shareholders’ equity	587,372	555,962
Non-controlling interests	857	223
Total equity	588,229	556,185
Total liabilities and equity	$954,961	$900,996

MAXIMUS, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$39,028	$41,461	$81,378	$74,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and capitalized software	12,739	10,267	23,706	20,936
Amortization of intangible assets	1,432	1,468	2,907	2,823
Deferred income taxes	(9,209)	(9,046)	(10,134)	(1,387)
Non-cash equity based compensation	4,470	4,480	8,436	8,561

Change in assets and liabilities:
Accounts receivable — billed	(76,641)	(32,250)	(80,883)	(37,516)
Accounts receivable — unbilled	2,003	1,245	(2,311)	(50)
Prepaid expenses and other current assets	(5,822)	2,338	(6,043)	2,539
Deferred contract costs	(3,651	625	(7,105)	1,979
Accounts payable and accrued liabilities	13,833	4,193	27,274	3,627
Accrued compensation and benefits	11,638	10,504	(12,263)	(7,450)
Deferred revenue	18,248	(5,168)	21,858	(6,211)
Income taxes	747	4,081	19,583	10,153
Other assets and liabilities	(3,343)	316	(4,337)	3,640
Cash provided by operating activities	5,472	34,514	62,066	76,460

Cash flows from investing activities:
Purchases of property and equipment	(31,472)	(5,076)	(44,226)	(9,516)
Capitalized software costs	(1,891)	(3,733)	(3,247)	(7,317)
Acquisition of business	—	(2,670)	—	(2,670)
Proceeds from note receivable	122	39	282	154
Cash used in investing activities	(33,241)	(11,440)	(47,191)	(19,349)

Cash flows from financing activities:
Cash dividends paid	(2,966)	(3,053)	(5,928)	(6,138)
Repurchases of common stock	—	(13,166)	(32,616)	(34,696)
Tax withholding related to RSU vesting and option exercises	(116	(101)	(12,453)	(12,905)
Stock option exercises	—	191	—	518
Expansion of credit facility	(1,444	—	(1,444	—
Borrowings under credit facility	—	15,000	—	15,000
Repayment of credit facility and other long-term debt	(35	(15,040)	(74	(15,082)
Tax benefit due to option exercises and RSU vesting	—	2,925	—	2,925
Cash used in financing activities	(4,561)	(13,244)	(52,515)	(50,378)

Effect of exchange rate changes on cash and cash equivalents	(2,331)	909	(5,937)	(1,027)

Net increase/(decrease) in cash and cash equivalents	(34,661)	10,739	(43,577)	5,706

Cash and cash equivalents, beginning of period	149,196	120,584	158,112	125,617

Cash and cash equivalents, end of period	$114,535	$131,323	$114,535	$131,323

MAXIMUS, Inc. SEGMENT INFORMATION (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2015	%(1)	2014	%(1)	2015	%(1)	2014	%(1)

Revenue:
Health Services	$370,383	100%	$323,598	100%	$721,682	100%	$622,182	100%
Human Services	111,411	100%	115,417	100%	227,155	100%	223,425	100%
Total	481,794	100%	439,015	100%	948,837	100%	845,607	100%

Gross Profit:
Health Services	91,887	24.8%	84,868	26.2%	177,302	24.6%	161,374	25.9%
Human Services	32,458	29.1%	35,804	31.0%	66,310	29.2%	65,214	29.2%
Total	124,345	25.8%	120,672	27.5%	243,612	25.7%	226,588	26.8%

Selling, general, and administrative expense:
Health Services	40,774	11.0%	35,133	10.9%	75,031	10.4%	69,308	11.1%
Human Services	18,523	16.6%	18,528	16.1%	36,222	15.9%	35,602	15.9%
Other	95	NM	(37)	NM	100	NM	(21)	NM
Total	59,392	12.3%	53,624	12.2%	111,353	11.7%	104,889	12.4%

Operating income:
Health Services	51,113	13.8%	49,735	15.4%	102,271	14.2%	92,066	14.8%
Human Services	13,935	12.5%	17,276	15.0%	30,088	13.2%	29,612	13.3%
Amortization of intangible assets	(1,432)	NM	(1,468)	NM	(2,907)	NM	(2,823)	NM
Acquisition-related expenses(2)	(1,514)	NM	—	NM	(2,114)	NM	—	NM
Legal and settlement expenses(3)	—	NM	(600)	NM	—	NM	(600)	NM
Other	(95)	NM	37	NM	(100)	NM	21	NM
Total	$62,007	12.9%	$64,980	14.8%	$127,238	13.4%	$118,276	14.0%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

(2)	Acquisition-related expenses are costs directly incurred from the purchases of Acentia and Remploy.

(3)
Legal and settlement expenses consist of costs related to significant legal settlements and non-routine legal matters, including future probable legal costs expected to be incurred in connection with those matters. Legal expenses incurred in the ordinary course of business are included in their respective operating segments.

MAXIMUS, Inc. ADJUSTED DILUTED EARNINGS PER SHARE (Unaudited)

	Quarter Ended		Six Months Ended
	Dec. 31, 2014	Mar. 31, 2015	Mar. 31 2015
Diluted EPS-GAAP basis	$0.63	$0.58	$1.22
Acquisition-related expenses	–	0.02	0.02
Adjusted Diluted EPS	$0.63	$0.60	$1.24

	Quarter Ended		Six Months Ended
	Dec. 31, 2013	Mar. 31, 2014	Mar. 31 2014
Diluted EPS-GAAP basis	$0.49	$0.59	$1.08

Adjustments:
Legal and settlement expenses	–	0.01	–
Tax Adjustment	–	(0.01)	(0.01)
Subtotal pro forma adjustments	–	–	–

Adjusted Diluted EPS	$0.49	$0.59	$1.07

MAXIMUS, Inc. FREE CASH FLOW (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Cash provided by operating activities	$5,472	$34,514	$62,066	$76,460
Purchases of property and equipment	(31,472)	(5,076)	(44,226)	(9,516)
Capitalized software costs	(1,891)	(3,733)	(3,247)	(7,317)
Free cash flow	$(27,891)	$25,705	$14,593	$59,627

CONTACT:
MAXIMUS, Inc.
Lisa Miles, 703-251-8637
lisamiles@maximus.com